EXHBIT 99.1

PRESS RELEASE DATED JUNE 30, 2009

GE Healthcare and Geron announce exclusive global agreement to commercialize stem cell drug discovery technologies

CHALFONT ST GILES, UK & MENLO PARK, CALIFORNIA, 30 JUNE 2009 - GE Healthcare, a unit of General Electric Company (NYSE: GE), and Geron Corporation (Nasdaq: GERN) today announced that they have entered into a global exclusive license and alliance agreement to develop and commercialize cellular assay products derived from human embryonic stem cells (hESCs) for use in drug discovery, development and toxicity screening. The program will use stem cells derived from hESC lines listed on the NIH Human Pluripotent Stem Cell Registry. Financial terms are not being disclosed.

“This agreement marks a further step in GE Healthcare’s cell technology strategy aimed at addressing the potential of stem cell applications in the drug discovery and therapy markets,” said Konstantin Fiedler, General Manager, Cell Technologies, GE Healthcare. “Combining GE Healthcare’s reach into the drug discovery and research markets, as well our expertise in cell manufacturing, with Geron’s expertise and IP in hESCs, means that together, we will be able together to accelerate the development of hESC-derived products for drug discovery and development.”

“Geron is intensely focused on developing hESC-based cell therapies, and the expertise that we have developed in scalable manufacturing and differentiation of hESCs to specific cell types is directly applicable to the production of these cells for drug discovery,” said David J. Earp, J.D., Ph.D. Geron’s Senior Vice President of Business Development and Chief Patent Counsel. “In GE Healthcare we have found the ideal partner with whom to develop this near-term commercial opportunity. There is much anticipation of the availability of hESC-derived cells for drug discovery applications within the pharmaceutical industry and we look forward to working closely with GE Healthcare to deliver these promising products.”

Under the terms of the agreement, GE Healthcare has been granted an exclusive license under Geron’s extensive intellectual property portfolio covering the growth and differentiation of hESCs, as well as a sublicense under Geron’s rights to the foundational hESC patents held by the Wisconsin Alumni Research Foundation. GE Healthcare and Geron have established a multi-year alliance program under which scientists from the two companies will work closely together to develop hESC-based products for drug discovery. The program will use stem cells derived from hESC lines listed on the NIH Human Pluripotent Stem Cell Registry. GE Healthcare will fund the R&D program and will be responsible for manufacturing, sales and distribution of products developed under the agreement.

Up to three quarters of toxicity problems are not detected until preclinical or later stages of drug development and this significantly increases the cost of developing new drugs. Earlier detection of toxicity problems could reduce both overall drug development costs and potentially harmful patient exposure in clinical trials. The GE Healthcare – Geron alliance aims to develop cellular assay products derived from hESCs that could be used in early in vitro screening of drug candidates.

Cells derived from hESCs have similar attributes to their counterparts in the body, and can therefore be used to predict many pharmacological characteristics of a drug candidate. Cardiotoxicity and hepatotoxicity are the most common causes of drug safety liabilities and withdrawal of drugs during development. Derivation of functional cell types from hESCs, in particular hepatocytes of the liver and cardiomyocytes of the heart, could provide a reliable supply of cells to perform metabolism, biodistribution and toxicity testing of drug candidates.

The combination of GE Healthcare’s Cell Factory capability for cell reproduction and manufacturing with Geron’s hESC technology will make it possible to generate a large scale supply of hESC-derived cells which retain normal cellular functions and could address bottlenecks in new drug research and accelerate the drug development process. The first products developed in the GE Healthcare and Geron alliance are expected to be available by early 2010, with a pipeline of products to follow.

Under the terms of the agreement, intellectual property rights arising from the alliance program research will be shared, with GE Healthcare receiving rights for the development of drug discovery technologies, and Geron receiving rights for cell therapy applications.

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About GE Healthcare
GE Healthcare provides transformational medical technologies and services that are shaping a new age of patient care. Our broad expertise in medical imaging and information technologies, medical diagnostics, patient monitoring systems, drug discovery, biopharmaceutical manufacturing technologies, performance improvement and performance solutions services help our customers to deliver better care to more people around the world at a lower cost. In addition, we partner with healthcare leaders, striving to leverage the global policy change necessary to implement a successful shift to sustainable healthcare systems.

Our “healthymagination” vision for the future invites the world to join us on our journey as we continuously develop innovations focused on reducing costs, increasing access and improving quality and efficiency around the world. Headquartered in the United Kingdom, GE Healthcare is a $17 billion unit of General Electric Company (NYSE: GE). Worldwide, GE Healthcare employs more than 46,000 people committed to serving healthcare professionals and their patients in more than 100 countries. For more information about GE Healthcare, visit our website at www.gehealthcare.com.

About Geron
Geron is a biopharmaceutical company that is developing first-in-class therapeutic products for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The products are based on our core expertise in telomerase and human embryonic stem cells. For more information about Geron, visit www.geron.com.

Safe Harbor
This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s human embryonic stem cell technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of Geron’s intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect Geron’s results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2009.

Contact
GE Healthcare:	Geron:
Conor McKechnie	Anna Krassowska
Media Relations	Investor and Media Relations
conor.mckechnie@ge.com	info@geron.com
+44 771 751 7028	650-473-7765

Arvind Gopalratnam
Media Relations
arvind.gopalratnam@ge.com
+1 414 721 2429